EXHIBIT 10(f)


                                    Exhibit B
                                    ---------

                              EMPLOYMENT AGREEMENT
                              --------------------


                  This Employment Agreement (this "Agreement"), dated August 13 , 1998 (the "Effective Date"), is by and among STAT-LAND Burglar Alarm Systems & Devices, Inc., a New York corporation (the "Employer"), Mutual Central Alarm Services, Inc., a New York corporation and an affiliate of the Employer ("Mutual"), Guardian International, Inc., a Nevada corporation and the parent of Employer and Mutual ("Parent"), and Paul Ferrara, an individual ("Executive").

                              W I T N E S S E T H:
                              - - - - - - - - - -

                  WHEREAS, the Board of Directors of Employer (the "Board") recognizes that Executive will contribute to the future growth and success of the security business of Employer and its affiliates (including Mutual and Parent), consisting of burglar and fire alarm, closed circuit television and electronic access and control, and central station monitoring services to residential and commercial customers (the "Business"), and the Board therefore desires to assure Employer of Executive's services as an employee of, and for the benefit of, Employer; and

                  WHEREAS, effective as of the date hereof, Parent acquired all of the issued and outstanding capital stock of Employer from Executive under the terms of that certain Stock Purchase Agreement, dated as of the date hereof, by and between Parent and Employer (the "Purchase Agreement"); and

                  WHEREAS, prior to consummating the transactions contemplated by the Purchase Agreement, Executive was employed by and served as the President of Employer; and

                  WHEREAS, Employer desires to continue to retain the services of Executive, and the Executive desires to accept such employment, in each case subject to the terms and conditions set forth in this Agreement.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are mutually acknowledged, the parties hereto hereby agree as follows:

                  1. Employment Employer hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth in this Agreement.

                  2. Term. Subject to the termination provisions of Section 11 hereof, the employment of Executive hereunder shall commence on the date hereof shall continue for a three-year period ending on August 13, 2001. Thereafter, this Agreement shall renew automatically for one-year terms unless six (6) months advance written notice of termination is given by either party. The actual term of this Agreement, with renewals, if any, is hereinafter referred to as the "Term".

                  3. Duties During the Term, Executive shall serve as the President of Employer and/or the Branch Manager of Mutual or Parent. In such capacity, Executive shall (i) supervise and administer the day to day operations, business and affairs of Employer, (ii) have the power and authority to do and to perform any and all other acts and things which he shall reasonably consider to be necessary, desirable, convenient or appropriate and in the best interests of Employer, in the ordinary and usual course of its business, (iii) regularly (not less than weekly) report to the President of Mutual as to the current business activities of the Employer and as to any other matters requested from time to time by the President of Mutual, and (iv) perform such other duties as reasonably requested by the President of Mutual or the Board of Employer, or as are usual and customary for the President and/or Branch Manager of Employer under the Bylaws of Employer as amended from time to time. The place of employment shall be New York City, New York. Executive will travel from time to time as may be necessary in furtherance of the business of Employer and the Business generally.

                  4. Exclusivity of Services. Executive shall devote his full business time, energy, ability and attention exclusively to the business, affairs and interests of Employer and matters related thereto, shall use Executive's best efforts and abilities to promote Employer's interests, and shall perform the services contemplated by this Agreement in accordance with policies established by and under the direction of the Board. During the Term hereof, Executive shall not serve as an officer, director, employee, consultant or advisor to any other business, and shall not engage in any other business activities other than the Permitted Activities (as herein defined). Executive may (i) make and manage personal business investments of his choice provided that Executive shall hold no investment in any entity which competes in any way with the business of Employer or the business of Mutual, Parent and/or any of their respective affiliates, other than an investment representing less than a 5% interest in any publicly held entity; and (ii) serve in any capacity with any civic, educational or charitable organization without seeking or obtaining approval by the Board, provided that the activities and services described in clauses (i) (ii) (collectively, the "Permitted Activities") do not interfere or conflict with, or detract from, the performance of Executives duties hereunder or create any conflict of interest with such duties. Executive hereby confirms he is under no contractual commitments inconsistent with his obligations as set forth in this Agreement.

                  5.  Compensation.

                           a) During the Term, Executive shall receive a base
salary of Eighty-five Thousand Dollars ($85,000) per year (the "Salary"), payable in equal installments no less frequently than semi-monthly.

                           b) Subject to the terms and conditions of Parent's
Stock Option Plan, Parent shall grant to Executive options to purchase 25,000 shares (the "Options") of Parent's Class A Common stock, par value $.001 per share (the "Common Stock"), with an exercise price equal to the five-day average closing price of the Common Stock for the five days prior to the grant thereof. The options will vest at the rate of one-third per year commencing with the date hereof and will, subject to the provisions of this Section 5(b), be fully vested on August 13, 2001. Vested Options shall be exercisable on each anniversary of the execution of this Agreement. If the Executive does not exercise all vested Options in any given year, such vested Options may be exercised in subsequent years but in no event later than August 13, 2008. In the event that Executive's employment hereunder is terminated pursuant to Section 11(a) prior to the vesting of all Options, any such unvested Options shall be forfeited. In the event that Executive's employment hereunder is terminated pursuant to Sections 11(b) or (c) prior to the vesting of all Options, any such unvested Options shall vest automatically as of the date of termination, provided that Executive has been employed with Employer at least thirty (30) consecutive months from the date of execution of this Agreement. In the event that Executive's employment hereunder is terminated pursuant to Sections 11(d) prior to the vesting of all Options, any such unvested Options shall vest automatically as of the date of termination.

                  6. Incentive Bonus Plan. During the Term, Executive shall be eligible to receive additional incentive bonus compensation in accordance with and subject to the terms and conditions set forth on Schedule A annexed hereto and made a part hereof.

                  7. Automobile. During the Term, the Employer shall lease an automobile for Executive's use. The Company shall be responsible for all lease payments (not to exceed $500.00 per month), maintenance costs and insurance premiums on the automobile during the Term.

                  8. Expense Reimbursement. During the Term, Employer, upon the submission of proper proof by Executive, shall promptly reimburse Executive for reasonable business expenses actually and necessarily paid or incurred by him in connection with the discharge of Executive's duties hereunder.

                  9. Vacation. During each full twelve month period of the Term commencing on the date hereof, Executive shall be entitled to three (3) weeks of vacation time as selected in consecutive or non consecutive periods or any combination thereof by Executive in his reasonable discretion consistent with his duties and responsibilities hereunder, during which vacation time Executive shall be paid the applicable portion of his Salary; provided, however, Executive shall not take a vacation for longer than two weeks without the prior consent of the Board. Vacation shall not accumulate or carry over from year to year and Employee shall not be entitled to payment for unused vacation.

                  10. Medical and Other Insurance. During the Term, Employer shall at all times pay the reasonable premiums of medical insurance policies for Executive and his immediate family and shall further provide and pay the premiums of, group life insurance, group disability insurance and such other insurance as is from time to time provided to Executives of Mutual.

                  11. Termination.

                           a) Notwithstanding anything contained in this
Agreement, Employer by written notice to Executive shall at all times in its sole discretion have the right to terminate this Agreement, and Executive's employment hereunder, "for cause" effective upon delivery of notice to Executive. For purposes for this Agreement, "for cause" shall mean: (i) any conviction of Executive of a felony or any conduct which if proved would support conviction of a felony; (ii) conduct amounting to a material act of fraud, gross misconduct or dishonesty involving Employer; (iii) a material act of fraud or dishonesty not involving Employer which has a material adverse effect upon the Business or reputation of Employer; (iv) continuing material violation by Executive of his obligations under this Agreement after written notice thereof to Executive and failure to cure such violation within fifteen (15) days following such notice; (v) misuse of alcohol or controlled substance that materially impairs Executive's ability to perform the duties of his Employment as determined by a physician retained by Employer or, if Executive refuses to submit to appropriate examinations by such physician at the request of the Board of Directors, then by at least three members of the Board of Directors; or (vi) the unlawful use of drugs or other controlled substances.

                           b) Employer, by written notice to Executive, shall
have the right to terminate this Agreement and Executive's employment upon Executive's lack of capacity to perform the essential functions of duties under this Agreement, with or without reasonable accommodation, because of physical or mental disability ("Disability") of Executive, for a period of one hundred twenty (120) or more days, either consecutively or in the aggregate during any six-month period, as determined by an impartial reputable physician agreed upon by the Board and Executive or his representative, as the case may be).

                           c) If Executive dies during the term of his
employment hereunder, this Agreement shall terminate automatically upon the date of Executive's death.

                           d) Employer, by written notice to Executive, shall
have the right to terminate this Agreement, and Executive's employment hereunder, "without cause", effective upon delivery of notice to Executive. For purposes for this Agreement, termination "without cause" shall mean termination by Employer other than pursuant to Sections 2, 11(a), 11(b) or 11(c). Executive shall have the right to terminate his employment with Employer as a result of a material breach by Employer of the terms hereof, which breach is not cured within fifteen (15) days following notice in writing from executive to Employer specifying the nature of such breach

                  12. Termination.

                           a) In the event that this Agreement, and Executive's
employment hereunder, is terminated for cause pursuant to Section 11(a) hereof, or by Executive (other than pursuant to Section 11(d) hereof, then, in such event: (i) Employer shall have no obligation whatsoever to make any payment, including, without limitation, any payment of Salary, incentive bonus compensation, automobile expense reimbursement or any insurance premium, to or on behalf of Executive for any period subsequent to the date of such termination; (ii) Employer may, subject to the terms of such plans and applicable law, remove Executive from coverage under any medical or other insurance plans or programs made available to Executive by Employer; and (iii) Executive shall, upon such termination, return the automobile provided pursuant to Section 7.

                           b) In the event that this Agreement, and Executive's
employment hereunder, is terminated for death or Disability of Executive pursuant to Section 11(b) or l1(c) hereof, then, any such event, Employer shall have no obligation whatsoever to make any payment, including without limitation, any payment of Salary, incentive bonus compensation, automobile expense reimbursement or any such insurance premium, to or on behalf of Executive for any period subsequent to the date of such termination or expiration and Executive shall, upon such termination, return the automobile provided pursuant to Section 7. Notwithstanding the above, in the event this Agreement is terminated for Disability of Executive pursuant to Section 11(b) hereof, Executive shall have the right at Employer's expense through the remaining term of this Agreement to continue such disability insurance as Employer was providing as of the date of termination, and, that Executive's own expense, to continue any group medical insurance then provided to Executive and to such other benefits as he is then entitled under such insurance and any disability plan or program of Employer.

                           c) In the event that this Agreement, and Executive's
employment hereunder, is terminated by Employer or Executive pursuant to Section 11(d) during the Term, then, in such event, any unvested Options shall vest automatically as of the date of termination, and, in addition to such amounts as have accrued prior to the date of termination and have not previously been paid including any accrued vacation benefits, Employer shall pay to Executive, payable at such time as such payments would otherwise be payable hereunder, Executive's Salary and benefits that would have accrued to him for the remaining Term of this Agreement, and any bonus pursuant to Schedule A prorated to the date of termination, in addition to any other rights to which Executive may be entitled at law or in equity.

                  13. Confidentiality.

                           a) For good consideration and as an inducement for
Employer to employ Executive, Executive agrees that, both during the Term and after the termination of this Agreement for any reason or no reason, Executive will hold in a fiduciary capacity for the benefit of Employer, and shall not, directly or indirectly, use or disclose, except as authorized by Employer in connection with the performance of his duties hereunder, any Confidential Information (as defined below) that Executive may have or acquire (whether or not developed or compiled by Executive or whether or not Executive has been authorized to have access to such Confidential information) prior to or during the Term. As used in this Agreement, the term "Confidential Information" means and includes any and all information, data and know-how specific to the Business of Employer and not generally known in the industry that is disclosed to Executive by Employer or known by him as a result of his relationship with Employer (or a company acquired by Employer) and not generally within the public domain (whether or not constituting a Trade Secret), including without limitation, the following: financial information, supply and service information, marketing information, personnel information, customer information and information with respect to any corporate affairs that Employer treats as confidential.

                  The term "Confidential Information" does not include information that has become generally available to the public by the act of Employer or by the act of one who has the right to disclose such information without violating any right of confidentiality to Employer or the customer to which such information pertains.

                  Nothing in this Section 13 shall prevent Executive from disclosing any Confidential Information to the extent such disclosure is required by law or any order of a court or government authority with jurisdiction; provided, however, that Executive agrees to give Employer advance written notice as soon as possible of the Confidential Information required to be disclosed, and at Employer's request, to use his best efforts to obtain assurances that the Confidential Information required to be disclosed will be maintained on a confidential basis and will not be disclosed to a greater degree than required by law.

                           b) The covenant contained in this Section 13 shall
survive the termination of Executive's employment with Employer for any reason or no reason for a period of two (2) years; provided, however, that with respect to those items of Confidential Information which constitute trade secrets under applicable law, Executive's obligations of confidentiality and non-disclosure as set forth in this Section 13 shall continue to survive after said two (2) year period to the greatest extent permitted by applicable law. These rights of Employer are in addition to those rights Employer has under the common law or applicable statutes for the protection of trade secrets.

                  14. Covenant Not to Compete. For good consideration and as an inducement for Employer to employ Executive, Executive agrees that he will not engage or participate, directly or indirectly, in any business that competes with the Business, whether as employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or other representative capacity, at any time during Executive's employment with Employer, and the longer of (i) three (3) years from the date hereof or (ii) one (1) year from the date of termination (for any reason or no reason) or expiration of this Agreement (the "Non-Compete Period"), in the states of New York, New Jersey and Connecticut. Nothing in this Section 14 shall prevent Executive from owning less than 5% of the shares of any company which has shares registered on any stock exchange or with shares traded in the OTC market. In the event any court shall refuse to enforce any portion of the covenant set forth in this Section 14, then such unenforceable portion shall be deemed eliminated and severed from said contract for the purposes of said court's proceedings to the extent necessary to permit the remaining portions of the covenant to be enforced.

                  15. Covenants Against Other Actions Damaging Employer. Executive agrees that he shall not, at any time during the Non-Compete Period, for himself or on behalf of or in conjunction with any third party, solicit any employee of Employer its affiliates or subsidiaries to leave such employment. Executive further agrees that during his employment with Employer and for the period set forth in Section 14 as applicable, he will not directly or indirectly, on his own behalf or in the service of or on behalf of others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, to any competing business, any customers of Employer who are customers as of the date of termination. If, during the Term, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving Employer and a third party or parties (a "Venture"), or any discussions, analysis or negotiations with respect to an investment in, merger, acquisition or purchase, directly or indirectly, of the stock, assets, or business of any entity (an "Acquisition"), rights in the Venture and the Acquisition and any opportunity to make any investment in the entity to be so acquired (the "Target") shall belong to Employer and shall constitute a corporate opportunity belonging exclusively to

Employer. Except as approved by the Board or contemplated on Schedule A annexed hereto, Executive shall not be entitled to any interest in any such Venture or to invest or solicit any third party to invest in the Target or consummate the Acquisition, or to any commission, finder's fee or other compensation in connection therewith other than any Salary paid to Executive for performance of his duties in the ordinary course of business. In the event any court shall refuse to enforce any portion of the covenants set forth in this Section 15, then such unenforceable portion shall be deemed eliminated and severed from said contract for the purposes of said court's proceedings to the extent necessary to permit the remaining portions of the covenant to be enforced.

                  16. Arbitration. All disputes or controversies between the parties arising from or related to any matter that pertains to this Agreement, to the employment of Executive by Employer, or to the termination of Executive's employment that otherwise would allow or require resort to a court, administrative, or other governmental dispute resolution forum (whether the claim is legal or equitable in nature, whether it is based on any tort, contract, or common law theory of recovery, or whether it is based on any federal, state, or local employment discrimination or civil rights statute, executive order, law, regulation, or ordinance, including without limitation the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the New York State Human Rights Law, and the New York City Humans Rights Law) shall be referred to binding, non-appealable arbitration in accordance with the procedures set forth in Exhibit A annexed hereto and without recourse any litigation except as set forth in Exhibit A. Each party hereby submits to personal jurisdiction in New York, New York for the purpose of such arbitration proceedings, and/or any suits to confirm same. Pending completion of any arbitration proceedings, payments not in dispute shall continue to be made and obligations not in dispute shall continue to be performed.

                  17. Assignment. This Agreement is personal to Executive and Executive may not assign or transfer any of its benefits or obligations hereunder. Upon written notice by Employer to Executive, Employer may assign its rights under this Agreement to any entity (i) that controls or acquires control of Employer, (ii) that is controlled by, is under common control with, or acquires an interest in Employer, or (iii) in which Employer acquires a financial interest, provided that such entity assumes Employer's obligations under this Agreement or that Employer remains liable for its obligations under the Agreement. Upon written notice by Employer to Executive, Employer may assign its rights to any entity that acquires substantially all of Employer's assets provided that such entity assumes Employer's obligations under this Agreement.

                  18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the conflicts of laws principles thereof.

                  19. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, both oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be modified in any way unless in writing signed by both Employer and Executive.

                  20. Notices. Any notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand and receipted or when received or refused if delivered by United States mail, by registered or certified mail, return receipt requested, postage prepaid, as follows:

                  If to Employer:

                  Mutual Central Alarm Services, Inc.
                  10 West 46th Street
                  New York, New York  10036
                  Attention: Joel Cohen
                  Phone:   212-768-0808
                  Fax:     212-768-9629

                  with a copy to:

                  Guardian International, Inc.
                  3880 N. 28th Terrace
                  Hollywood, Florida  33020-1118
                  Attention:  Richard Ginsburg
                  Phone:   954-926-5200
                  Fax:     954-926-1822

                  and with a copy to:

                  Cummings & Lockwood
                  Four Stamford Plaza
                  107 Elm Street
                  Stamford, Connecticut  06904
                  Attention:  Vincent M. Kiernan, Esq.
                  Phone:   203-351-4538
                  Fax:     203-351-4499

                  If to Executive:

                  Paul Ferrara
                  186 Crowell Avenue
                  Staten Island, New York 10314
                  Phone: 718-447-4110
                  Fax:     n/a


                  with a copy to:

                  Richard A. Lepowsky
                  Amabile & Erman, P.C.
                  One Penn Plaza - Suite 4501
                  New York, NY  10019
                  Phone:   212-629-3310
                  Fax:     212-629-3312

                  21. Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective legal representatives, successors and, where applicable, assigns.

                  22. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof, all of which are inserted conditionally their being valid in law, and, in the event that anyone or more of the words, phrases, sentences, clauses or sections contained in this Agreement declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

                  23. Waivers. The waiver by either party hereto of a breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach.

                  24. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  25. Equitable Remedies. Executive acknowledges that Employer would not have an adequate remedy at law for money damages if Executive breaches Sections 13, 14 or 15. Therefore, in addition to all other remedies to which Employer may be entitled for a breach or threatened breach of this Agreement, Employer will be entitled to specific enforcement of this Agreement and to injunctive or other equitable relief as a remedy for a breach or threatened breach. In the event of legal proceedings in connection with this Agreement, the non-prevailing entity shall pay all reasonable attorneys' fees and costs of the prevailing party at trial and on appeal.

                  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

                            EMPLOYER:

                            STAT-LAND BURGLAR ALARM SYSTEMS & DEVICES, INC.
                             a New York corporation

                            By: /s/JOEL A. COHEN
                                ----------------
                            Name: Joel A. Cohen
                            Title: Vice President

                            MUTUAL:

                            MUTUAL CENTRAL ALARM SERVICES, INC.
                             a New York corporation

                            By: /s/JOEL A. COHEN
                                ----------------
                            Name: Joel A. Cohen
                            Title: President


                            GUARDIAN:

                            GUARDIAN INTERNATIONAL, INC.
                             a Nevada corporation

                            By: /s/DARIUS G. NEVIN
                                ------------------
                            Name: Darius G. Nevin
                            Title: Vice President

                            EXECUTIVE:

                            /s/PAUL FERRARA
                            ---------------
                            Paul Ferrara

                                   Schedule A
                                   ----------

                              Incentive Bonus Plan
                              --------------------

                   ALL BASE AMOUNTS WILL BE ADJUSTED EACH YEAR
                   -------------------------------------------

ATTRITION
---------

Total MRI (adjusted for acquisitions) canceled during each one year period (January 1 - December 31) divided by the Average MRI for each such one year period. Average MRI is equal to the quotient of:

(MRI as of 12/31 of the performance year + MRI as of 12/31 of the prior year)/2

Overall Performance Goal - maintain or reduce attrition
------------------------

         Attrition for calendar year 1996                          __________*
         Attrition for calendar year 1997                          __________*

         MRI as of December 31, 1996                               __________*
         MRI as of December 31, 1997                               __________*

         Attrition % for calendar year 1996                        5.0%*
         Attrition % for calendar year 1997                        5.50%*

Base Line
---------

         Base Line Attrition % - Avg. '96-'97                      5.25%*

*If numbers are given, they are for example only. Actual #'s will be inserted post-closing subsequent to receipt of the Audit Report required under Section 1.7 of the Purchase Agreement.

Specific Targets and Annual Bonus Amounts
-----------------------------------------

         Attrition % Range                                             Bonus
         -----------------                                             -----
         5.25% - 4.75%                                                 $2500.00
         -------------
         4.75% - 4.25%                                                 $5000.00
         -------------
         4.25% - 3.75%                                                 $7500.00
         -------------

Payable - Annually by January 31st.
-------

ACQUISITIONS
------------

For those transactions introduced to the Company solely through the efforts of Executive

Overall Performance Goal - Provide introductions to as many third party companies as is feasible.
Base Line - N/A
Specific Target - Acquire additional MRI per quarter
Annual Bonus Amount - With respect to each transaction, the following formula will be employed:

         1.5% of the Net Acquisition Purchase Price (less third party charges)

Payable - In cash in the same proportions and at the same times as seller receives consideration from the Company.

MRI
---

The method for calculating MRI each year shall be consistent with the method used each of the prior years, including the year of initial baseline MRI.

Overall Performance Goal - Increase MRI (adjusted for acquisitions) more rapidly than historically, yet prudently by maintaining paybacks on customer premise equipment.
Base Line - July 1, 1998 MRI $76,000.
Specific Target - N/A
Annual Bonus Amount - 100% of the increase in MRI for each year commencing
         December 31, 1998 and each year thereafter.
Payable - Annually by February 28th.

                                    EXHIBIT A
                                    ---------

                             Arbitration Procedures
                             ----------------------


                  a. If a dispute or controversy arises, the parties hereto shall attempt in good faith to resolve such dispute or controversy promptly by negotiation. Any such dispute or controversy that has not been resolved by negotiation within thirty (30) days after the initiation of discussions shall be resolved by binding arbitration in accordance with the then current CPR Rules for Non-Administered Arbitration of Business Disputes. Unless the parties agree otherwise, the arbitration shall be conducted in New York, New York by a panel of three arbitrators. The disputing parties shall each select one arbitrator, and the arbitrators so selected shall select an attorney as the third arbitrator. If the arbitrators selected by the disputing parties fail to agree on the third arbitrator within thirty (30) days of the date this arbitration provision becomes operative, any person involved may request CPR to make the appointment in accordance with its applicable rules.

                  b. The arbitrators shall decide the issues submitted to them in accordance with the provisions and commercial purposes of this Agreement; provided that all substantive questions of law shall be determined under the laws of the State of New York (without regard to its principles of conflicts of laws).

                  c. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Section 1, et seq., and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The arbitrators may grant any remedy or relief which is just and equitable, including injunctive relief or specific performance.

                  d. The parties hereto agree to facilitate the arbitration by:
(i) making available to one another and to the arbitrators for examination, inspection and extraction all documents, books, records and personnel under their control if determined by the arbitrators to be relevant to the dispute;
(ii) participating in reasonable discovery, including oral depositions; (iii) conducting arbitration hearings to the greatest extent possible on successive days; and (iv) observing strictly the time periods established by the Rules or by the arbitrators for submission of evidence or briefs.

                  e. Initially, the disputing parties shall each pay one-half of the costs (excluding attorneys' fees) of any arbitration; provided, however, that the arbitrators shall divide all costs (excluding attorneys' fees) incurred in conducting the arbitration in their final award in accordance with what they deem just and equitable under the circumstances, and any party who is allocated in excess of one-half of such costs shall reimburse the other for such excess costs.

                  f. Notwithstanding the exclusivity of the dispute resolution procedures specified herein, a party hereto, without prejudice to such procedures, may file a complaint or seek an injunction or other provisional judicial relief if in its sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo. Despite any such action, the parties shall continue to participate in good faith in the procedures specified herein.

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